HOMETRUST BANK AND
HOMETRUST BANCSHARES, INC. ANNOUNCE COMPLETION OF
CONVERSION AND STOCK OFFERING

ASHEVILLE, NC (July 10, 2012) – HomeTrust Bancshares, Inc. announced today that it became the holding company for HomeTrust Bank (the “Bank”), in connection with the completion of the Bank’s conversion from the mutual to stock form of organization and  HomeTrust Bancshares’s related public stock offering.  HomeTrust Bancshares’s common stock (CUSIP Number 437872 104) will begin trading on the Nasdaq Global Market tomorrow, July 11, 2012, under the symbol “HTBI”.

HomeTrust Bancshares sold 21,160,000 shares of common stock at $10.00 per share, for gross offering proceeds of $211,600,000.  The offering was oversubscribed in the community offering.  Accordingly, all valid orders in the subscription offering were filled in their entirety, and all valid orders in the community offering were filled in accordance with the allocation and priority procedures described in the prospectus and as set forth in the Bank’s plan of conversion.

The offering was managed by Keefe, Bruyette & Woods, Inc., and Silver, Freedman & Taff, L.L.P. acted as counsel to HomeTrust Bancshares, Inc. and HomeTrust Bank.

HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.6 billion in assets as of March 31, 2012 offering traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina.  The Bank is the 11th largest bank headquartered in North Carolina.

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the businesses of HomeTrust Bancshares, Inc. and HomeTrust Bank.

Contacts
HomeTrust Bancshares, Inc.
Dana L. Stonestreet, President and Chief Operating Officer
Tony J. VunCannon, Senior Vice President and Chief Financial Officer
828-350-4145